EXHIBIT 99.1

Press Release
Tuesday October 30, 8:05 am Eastern Time
SOURCE: Copper Valley Minerals, Ltd.

Copper Valley Minerals, Ltd. Announces Name and Ticker Symbol Change

VANCOUVER, British Columbia and COCOA, Fla., Oct. 30 /PRNewswire/ -- Copper Valley Minerals, Ltd. (OTC Bulletin Board: CVMN - news) has changed its name to Dtomi, Inc., and its trading symbol to OTC Bulletin Board: DTMI, effective October 29, 2001 after the close of trading. The Company will begin trading under the new name and symbol on October 30, 2001, Richard Libutti, Copper Valley's President, announced today.

Copper Valley recently announced its agreement to acquire International Manufacturers Gateway, Inc. (IMG) of Cocoa, Fla.

"This is another positive step toward our anticipated merger with IMG," said Libutti. "As I have previously stated, I believe the acquisition of IMG will maximize Copper Valley's potential, as well as our shareholders' value."

IMG is a privately held technology company that utilizes its proprietary database algorithms to compile and sell corporate intelligence and marketing information that turns business data into market intelligence by gathering, analyzing and executing on critical data for sales and marketing professionals to grow their businesses, according to Kevin Krause, IMG's Chief Executive Officer.

Mr. Krause will serve as Dtomi, Inc.'s Chief Executive Officer and the company will relocate to IMG's main office in Cocoa, Florida.

The merger will become effective upon the filing of Articles of Merger with the Nevada Secretary of State, which may be filed no earlier than 20 calendar days from the October 24, 2001 date of the distribution of an information statement to Copper Valley shareholders.

For more information about IMG, visit its website at http://www.dtomi.com.

Forward-looking statements:

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial and investment banking relationships as both a source of funding and stock support; the availability of computer equipment; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company's filings with the Securities and Exchange Commission (SEC).

SOURCE: Copper Valley Minerals, Ltd.